Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Canadian Derivatives Clearing Corporation


We consent to the use of our report dated January 24, 2007, except for note 14, which is dated March 21, 2007, with respect to the consolidated balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2006 and 2005 and the related consolidated statements of earnings, retained earnings and cash flows for the years ended December 31, 2006, 2005 and 2004, and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment of No. 29 to the Registration Statement (Form S-20 No. 2-69458) and related Prospectus.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada
March 30, 2007